Exhibit 10.1

Execution Version

FORBEARANCE AGREEMENT

This FORBEARANCE AGREEMENT (this “Agreement”) dated as of October 12, 2022, by and among The Greenrose Holding Company Inc. (the “Borrower”), Theraplant, LLC and True Harvest Holdings, Inc. (the “Guarantor” and together with the Borrower, the “Credit Parties”), the Lenders party to the Credit Agreement (as defined below) listed on the signature pages hereto (the “Lenders”) and DXR Finance, LLC, in its capacity as Administrative Agent and Collateral Agent (in such capacities, the “Agent”) under the Credit Agreement.

WHEREAS, reference is made to the Credit Agreement dated as of November 26, 2021, among the Borrower, the Guarantors party thereto, the Lenders party thereto, certain other parties and the Agent (as amended, modified and supplemented from time to time, the “Credit Agreement”);

WHEREAS, the Credit Parties have requested that the Lenders and the Agent forbear from accelerating the Obligations and otherwise exercising any rights, remedies, powers, privileges and defenses under the Credit Agreement and the other Loan Documents, for the period of time set forth herein and subject to the terms and conditions hereof, solely with respect to the following (x) currently existing Events of Default and (y) expected or anticipated Events of Default (collectively, the “Specified Defaults”):

(a) Events of Default under Section 8.1(b) of the Credit Agreement relating to the failure and expected failure of the Credit Parties to comply with the financial covenants contained in Section 7.1 (relating to Adjusted EBITDA), Section 7.2 (relating to the Total Net Leverage Ratio) and Section 7.3 (relating to the Secured Net Leverage Ratio) of the Credit Agreement, in each case solely for the fiscal quarters ending June 30, 2022 and September 30, 2022;

(b) Events of Default under Section 8.1(b) of the Credit Agreement relating to the failure of the Credit Parties to comply with the covenant contained in Section 5.1 of the Credit Agreement, including relating to (i) the failure of the Borrower to deliver its annual financial statements for the fiscal year ending December 31, 2021 within ninety (90) days after the end of such fiscal year, together with a report thereon by independent certified public accountants that is unqualified as to going concern; (ii) the failure of the Borrower to deliver its quarterly financial statements for the fiscal quarter ending for the quarter ended June 30, 2022 within the required time period; (iii) the failure of the Borrower to deliver monthly financial statements within the required time periods; and (iv) the failure of the Borrower to deliver copies of all periodic and other notices, minutes, consents, reports statements and other materials distributed to the Board of Directors within the required time period;

(c) Events of Default under Section 8.1(b) of the Credit Agreement relating to the failure of the Credit Parties to comply with the covenant contained in Section 5.14 of the Credit Agreement (relating to the failure of the Credit Parties to (x) hold a meeting, within ninety (90) days after the close of the fiscal year ending December 31, 2021 with all Lenders to review the financial results of the previous fiscal year and the financial condition of the Credit Parties and the projections presented for the current fiscal year of the Borrower and (y) hold and participate in a conference call with the Lenders for the fiscal quarter ending March 30, 2022);

(d) Events of Default under Section 8.1(g) and (p) of the Credit Agreement relating to (x) the Credit Parties’ failure to make certain payments owed pursuant to: (i) the Promissory Notes in favor of Next Step; (ii) the Promissory Notes in favor of TH LLC; and (iii) the Theraplant Acquisition Agreement, or (y) otherwise relating to the occurrence of any other Specified Default;

Forbearance Agreement

(e) an Event of Default under Section 8.1(h) of the Credit Agreement relating to the representation made by the Credit Parties in Section 4.13 of the Credit Agreement that no broker’s or finder’s fee or commission would be payable with respect to the Credit Agreement or the transactions contemplated thereby;

(f) an Event of Default under Section 8.1(b) of the Credit Agreement relating to the failure of the Credit Parties to comply with Section 6.1 of the Credit Agreement as a result of the issuance by the Borrower of that certain Non-Interest Bearing Promissory Note dated as of April 13, 2022 in favor of Imperial Capital LLC;

(g) an Event of Default under Section 8.1(a) of the Credit Agreement relating to the failure of the Credit Parties to pay the interest payment due under the Credit Agreement on September 30, 2022, which failure has continued beyond the applicable five (5) Business Day grace period;

(h) an Event of Default under Section 8.1(b) of the Credit Agreement relating to the failure of the Credit Parties to comply with Section 5.13 of the Credit Agreement as a result of the failure of the Borrower to issue and deliver promissory notes to the Agent for the benefit of the Lenders pursuant to the terms of the Closing Date Warrant and the Delayed Draw Warrant, as amended, restated, amended and restated, supplemented and otherwise modified from time to time prior to the date hereof);

(i) an Event of Default under Section 8.1(b) of the Credit Agreement relating to the Credit Parties failure to comply with Section 6.1 of the Credit Agreement as a result of the Borrower’s incurrence of the obligations to pay the Payment Amounts under and as defined in that certain side letter dated March 12, 2021;

(j) Events of Default under Section 8.1(b) of the Credit Agreement relating to the Credit Parties failure to comply with Section 6.1 of the Credit Agreement as a result of certain accounts payable owing by the Credit Parties and/or their Subsidiaries that are more than ninety (90) days past due;

(k) an Event of Default under Section 8.1(b) of the Credit Agreement relating to the failure of the Credit Parties to comply with Section 5.12 of the Credit Agreement as a result of the Credit Parties’ failure to deliver a lender’s Title Insurance Policy with respect to the property located at 856 Echo Lake Road, Watertown, CT 06795; and

(l) Events of Default under Section 8.1(b) of the Credit Agreement relating to the failure of the Credit Parties to comply with Section 5.1 of the Credit Agreement (including relating to delivery of notices of Defaults and Events of Default), with respect to the Events of Default (and any related preceding Defaults) specified in clauses (a) through (k) of this paragraph.

Forbearance Agreement

The Agent and the Required Lenders party hereto (collectively, the “Lender Group”) are willing to, for the period of time set forth herein and subject to the terms and conditions hereof, forbear from accelerating the Obligations and from otherwise exercising any rights, remedies, powers, privileges and defenses under the Credit Agreement and the other Loan Documents solely with respect to the Specified Defaults. In consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Credit Parties, the Agent and the Lender Group hereby agree as follows:

Section 1. Definitions and Rules of Interpretation. Except as otherwise defined in this Agreement, terms defined in the Credit Agreement are used herein as defined therein. For purposes of this Agreement, the following terms shall have the following meanings:

1.01. Defined Terms.

“Claim” has the meaning specified in Section 7 of this Agreement.

“Effective Date” means the date on which the conditions specified in Section 5 are satisfied (or waived by the Lender Group).

“Excepted Representations” means the representations contained in Annex I attached hereto.

“Forbearance Period” has the meaning specified in Section 2.02 of this Agreement.

“Forbearance Termination Date” means the earliest to occur of (a) October 19, 2022 at 11:59 p.m. (New York time) (or such later date as may be agreed via email among the Borrower, the Agent and the Required Lenders (or their respective counsels)), (b) the occurrence of any Event of Default other than the Specified Defaults and (c) the date on which any breach by the Borrower of any of the covenants provided in Section 3 of this Agreement shall occur (it being agreed that any such breach shall constitute an immediate Event of Default under the Credit Agreement without the requirement of any notice, demand, passage of time, presentment, protest or forbearance of any kind by any Credit Party (all of which each Credit Party waives)).

“Lender Group” has the meaning specified in the recitals of this Agreement.

“Lender Parties” has the meaning specified in Section 7 of this Agreement.

“Releasing Party” has the meaning specified in Section 7 of this Agreement.

“Specified Defaults” has the meaning specified in the recitals of this Agreement.

1.02. Rules of Interpretation. Unless otherwise expressly indicated, a reference to any document or agreement shall include such document or agreement as amended, modified, restated or supplemented from time to time in accordance with its terms and the terms of this Agreement. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section or Exhibit shall be to a Section or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

Forbearance Agreement

Section 2. Acknowledgments and Agreements; Limited Forbearance in Respect of Specified Defaults.

2.01. Acknowledgment of Default. To induce the Agent and the Lenders to execute this Agreement, each Credit Party hereby acknowledges, stipulates, represents, warrants and agrees as follows:

(a) Each Specified Default constitutes an Event of Default that either (i) has occurred, remains uncured, has not been waived and is continuing as of the date of this Agreement or (ii) is expected to occur and is not expected to be cured. Except for the Specified Defaults, no other Defaults or Events of Default have occurred and are continuing as of the date hereof, or to the best of its knowledge are expected to occur during the Forbearance Period. Except as expressly set forth in this Agreement, the agreements of the Agent and the Lender Group hereunder to forbear from accelerating the Obligations and from otherwise exercising any rights, remedies, powers, privileges and defenses under the Loan Documents in respect of the Specified Defaults during the Forbearance Period do not in any manner whatsoever limit any right of any of the Agent and the Lenders to insist upon strict compliance with this Agreement or any Loan Document during the Forbearance Period.

(b) Nothing has occurred that constitutes or otherwise can be construed or interpreted as a waiver of, or, except as expressly set forth in this Agreement, otherwise to limit in any respect, any rights, remedies, powers, privileges and defenses any of the Lenders or the Agent have or may have arising as the result of any Event of Default (including any Specified Default) that has occurred or that may occur under the Credit Agreement, the other Loan Documents or applicable law. The Agent’s and the Lender Group’s actions in entering into this Agreement are without prejudice to the rights of any of the Agent and the Lenders to pursue any and all remedies under the Loan Documents pursuant to applicable law or in equity available to it in its sole discretion upon the termination (whether upon expiration thereof, upon acceleration or otherwise) of the Forbearance Period.

(c) The aggregate outstanding principal amount of the Loans as of September 30, 2022 was equal to $112,689,693.32 and accrued and unpaid interest thereon (including default interest) was equal to $4,403,667.42. The foregoing amounts do not include fees, expenses and other non-duplicative amounts that are chargeable or otherwise reimbursable under the Loan Documents.

(d) All of the assets pledged, assigned, conveyed, mortgaged, hypothecated or transferred to the Agent pursuant to the Security Agreement, Control Agreements and other collateral documents are (and shall continue to be) subject to valid and enforceable liens and security interests of the Agent, as collateral security for all of the Obligations, subject to no Liens other than Liens permitted by Section 6.2 of the Credit Agreement. Each Credit Party hereby reaffirms and ratifies its prior conveyance to the Agent of a continuing security interest in and lien on the Collateral.

(e) The obligations of the Credit Parties under this Agreement of any nature whatsoever, whether now existing or hereafter arising, are hereby deemed to be “Obligations” for all purposes of the Loan Documents and the term “Obligations” when used in any Loan Document shall include all such obligations hereunder.

(f) As of April 1, 2022, Default Interest is due and owing on the outstanding principal amount of all Loans and the Loans shall continue to accrue interest at the Default Rate provided in Section 2.4 of the Credit Agreement.

Forbearance Agreement

(g) As of the date hereof, the Lenders do not have any obligation to make any further Loans under the Credit Agreement while any Specified Default or any other Default or Event of Default is continuing.

(h) As of the date hereof, each member of the Lender Group has acted reasonably, in good faith, and in compliance with applicable law in connection with the negotiation and enforcement of the Credit Agreement, the other Loan Documents, and this Agreement.

2.02. Limited Forbearance. Subject (i) to the satisfaction of the conditions precedent set forth in Section 5 below and (ii) to the continuing effectiveness and enforceability of the Loan Documents in accordance with their terms, the Agent and the Lender Group agree to forbear from accelerating the Obligations and from exercising any of their other respective rights, remedies, powers, privileges and defenses under the Loan Documents solely in respect of the Specified Defaults for the period (the “Forbearance Period”) commencing on the Effective Date and ending automatically and without further action or notice on the Forbearance Termination Date; provided that (i) each Credit Party shall comply with all limitations, restrictions, covenants and prohibitions that would otherwise be effective or applicable under the Loan Documents, and (ii) that nothing herein shall be construed as a waiver by the Agent or any Lender of any Specified Default.

2.03. Termination of Forbearance Period. Upon the occurrence of the Forbearance Termination Date, the agreement of the Agent and the Lender Group to comply with any of their obligations hereunder, including the agreement to forbear, shall automatically and without any further action or notice terminate and be of no force and effect; it being expressly agreed that the effect of the termination of the Forbearance Period will be to permit the Agent and the Lenders to exercise, or cause the exercise of, any rights, remedies, powers, privileges and defenses available to any of them under the Credit Agreement, the other Loan Documents or applicable law, immediately, without any further notice, demand, passage of time, presentment, protest or forbearance of any kind (all of which each Credit Party waives).

Section 3. Covenants. At all times and as reasonably requested by the Agent, the Borrower shall provide the Agent and the Lenders with all information related to business performance of the Credit Parties as Agent may reasonably request. The provisions of this Section 3.01 shall be in addition to any other information sharing requirements the Borrower may have under the Loan Documents and this Agreement.

Section 4. Representations and Warranties. Each of the Credit Parties represents and warrants to the Agent and the Lenders that the representations and warranties set forth in Section 4 of the Credit Agreement (other than the Excepted Representations), and in each of the other Loan Documents, are true and correct in all material respects on the Effective Date as if made on and as of the Effective Date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, such representation or warranty shall be true and correct as of such specific date) and as if each reference to Section 4 of the Credit Agreement to “this Agreement” included reference to this Agreement, except, in each case, to the extent untrue as a result of the Specified Defaults.

Forbearance Agreement

Section 5. Conditions Precedent. The effectiveness of this Agreement and the obligations of the Lender Group hereunder are subject to the satisfaction, or waiver by the Lender Group, of the following conditions:

5.01. Counterparts. Receipt by Agent of counterparts of this Agreement executed by the Borrower, each Guarantor and the Lenders constituting the “Lenders” under the Credit Agreement.

5.02. Collateral Documents. The Agent and its counsel shall be satisfied that all Control Agreements and other collateral documents required under the Loan Documents have been delivered and are in full force and effect, and all required perfection and priority steps with respect thereto shall have been taken (it being understood and agreed that the Agent and Lender Group shall be deemed to have been so satisfied if they execute and deliver to the Borrower counterparts of this Agreement).

5.03. No Default. No Default or Event of Default other than the Specified Defaults shall have occurred and be continuing.

5.04. Representations and Warranties. As of the Effective Date, the representations and warranties contained in this Agreement, the Credit Agreement (other than the Excepted Representations) and in each other Loan Document shall be true and correct in all material respects on and as of the Effective Date as if made on and as of the Effective Date, except as set forth on Annex 1 or that otherwise would be untrue as a result of the Specified Defaults, and to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date.

5.05. [Reserved.]

5.06. Secured Promissory Notes. The Borrower shall have issued the Secured Promissory Notes dated as of the date hereof to the Agent for the benefit of the Lenders pursuant to the terms of the Closing Date Warrant and the Delayed Draw Warrant, as amended, restated, amended and restated, supplemented and otherwise modified from time to time prior to the date hereof.

5.07. Other. All documents, certificates and instruments relating to this Agreement shall be in form and substance acceptable to the Agent (it being understood and agreed that such documents, certificates and instruments shall be considered acceptable if the Agent executes and delivers to the Borrower a counterpart of this Agreement).

Section 6. No Waiver; Reservation of Rights. The Agent and each of the Lenders has not waived, and is not waiving, by the execution of this Agreement or the acceptance of any payments hereunder or under the Credit Agreement any Default or Event of Default (including any Specified Default) whether now existing or hereafter arising under the Credit Agreement or any of the other Loan Documents, or its respective rights, remedies, powers, privileges and defenses arising as a result thereof or otherwise, and no failure on the part of the Agent or the Lenders to exercise and no delay in exercising, including without limitation the right to take any enforcement actions, and no course of dealing with respect to, any right, remedy, power, privilege or defense hereunder, under the Credit Agreement or any other Loan Document, at law or in equity or otherwise, arising as the result of any Default or Event of Default (including any Specified Default) whether now existing or hereafter arising under the Credit Agreement or any of the other Loan Documents or the occurrence thereof or any other action by Credit Parties and no acceptance of partial performance or partial payment by the Agent or the Lenders, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, privilege or defense hereunder, under the Credit Agreement or under any other Loan Document, at law, in equity or otherwise, preclude any other or further exercise thereof or the exercise of any other right, remedy, power, privilege or defense nor shall any failure to specify any Default or Event of Default in this Agreement constitute any waiver of such Default or Event of Default. The rights, remedies, powers, privileges and defenses provided for herein, in the Credit Agreement and the other Loan Documents are cumulative and, except as expressly provided hereunder, may be exercised separately, successively or concurrently at the sole discretion of the Agent and the Lenders, and are not exclusive of any rights, remedies, powers, privileges and defenses provided at law, in equity or otherwise, all of which are hereby expressly reserved. Notwithstanding the existence or content of any communication by or between the Credit Parties and the Agent or any Lender, or any of their representatives, including, but not limited to, any Agent, regarding any Default or Event of Default, no waiver, forbearance, or other similar action by the Agent or any Lender with regard to such Default or Event of Default, whether now existing or hereafter arising under the Credit Agreement or any of the other Loan Documents, shall be effective unless the same has been reduced to writing and executed by an authorized representatives of the percentage of Lenders required under the applicable provisions of the Credit Agreement and the applicable Credit Parties (it being understood and agreed that this Agreement so satisfies such requirements).

Forbearance Agreement

Section 7. Release. Each Credit Party, on behalf of itself, its Subsidiaries and Affiliates, and each of their successors, representatives, assignees and, whether or not claimed by right of, through or under any Credit Party, past, present and future employees, agents, representatives, officers, directors, members, managers, principals, affiliates, shareholders, trustees, consultants, experts, advisors, attorneys and other professionals (each, a “Releasing Party” and collectively, the “Releasing Parties”), does hereby fully, finally, and forever remise, release and discharge, and shall be deemed to have forever remised, released and discharged, the Agent and the Lenders, and the Agent’s and each Lender’s respective successors, representatives, assignees and past, present and future employees, agents, representatives, officers, directors, members, managers, principals, affiliates, shareholders, trustees, consultants, experts, advisors, attorneys and other professionals and all other persons and entities to whom any of the foregoing would be liable if such persons or entities were found to be liable to any Releasing Party, or any of them (collectively hereinafter the “Lender Parties”), from any and all manner of action and actions, cause and causes of action, claims, defenses, rights of setoff, charges, demands, counterclaims, suits, debts, obligations, liabilities, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, damages, judgments, expenses, executions, liens, claims of liens, claims of costs, penalties, attorneys’ fees, or any other compensation, recovery or relief on account of any liability, obligation, demand or cause of action of whatever nature, whether in law, equity or otherwise (including without limitation those arising under the Bankruptcy Code and interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses, and incidental, consequential and punitive damages payable to third parties), whether known or unknown, fixed or contingent, joint and/or several, secured or unsecured, due or not due, primary or secondary, liquidated or unliquidated, contractual or tortious, direct, indirect, or derivative, asserted or unasserted, foreseen or unforeseen, suspected or unsuspected, now existing, heretofore existing or which may heretofore accrue against any of the Lender Parties, whether held in a personal or representative capacity, and which are based on any act, circumstance, fact, event or omission or other matter, cause or thing occurring at or from any time prior to and including the date hereof in any way, directly or indirectly arising out of, connected with, in respect of or relating to the Credit Agreement or any other Loan Document and the transactions contemplated thereby, and all other agreements, certificates, instruments and other documents and statements (whether written or oral) related to any of the foregoing (each, a “Claim” and collectively, the “Claims”).

Section 8. Confirmation of Guaranty and Collateral Documents. Each of the Credit Parties (a) affirms and confirms its guarantees, pledges, grants and other undertakings under the Credit Agreement and the other Loan Documents to which it is a party and (b) agrees that (i) each Loan Document to which it is a party shall continue to be in full force and effect and (ii) all guarantees, pledges, grants and other undertakings thereunder shall continue to be in full force and effect and shall accrue to the benefit of the Lenders. By its execution on the respective signature lines provided below, each of the Credit Parties hereby confirms and ratifies all of its obligations and the Liens granted by it under the Security Agreement and other collateral documents to which it is a party and confirms that all references in the Security Agreement and other collateral documents to the “Credit Agreement” (or words of similar import) refer to the Credit Agreement as amended hereby without impairing any such obligations or Liens in any respect.

Section 9. Amendments. No amendment, modification, termination or waiver of any provision of this Agreement, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of the Borrower and the Required Lenders (or Agent acting at the direction of the Required Lenders).

Section 10. Miscellaneous. Except as herein expressly provided, the Credit Agreement and each of the other Loan Documents shall remain unchanged and in full force and effect. This Agreement shall constitute a “Loan Document” under the Credit Agreement. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same amendatory instrument and any of the parties hereto may execute this Agreement by signing any such counterpart. Delivery of an executed counterpart of a signature page to this Agreement by electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York, without application of any choice of law provisions that would require the application of the law of another jurisdiction.

Forbearance Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

THE GREENROSE HOLDING COMPANY, INC.

By:
	Name:	Timothy Bossidy
	Title:	Interim Chief Executive Officer

THERAPLANT, LLC

By:
	Name:	Timothy Bossidy
	Title:	Designated Officer

TRUE HARVEST HOLDINGS, INC.

By:
	Name:	Timothy Bossidy
	Title:	Chief Executive Officer

Forbearance Agreement

DXR FINANCE, LLC, as Administrative Agent and Collateral Agent
By:
Name:
Title:

Forbearance Agreement

LENDERS:

DXR-GL Holdings I, LLC, as a Lender

By:
Name:
Title:

DXR-GL Holdings II, LLC, as a Lender

By:
Name:
Title:

DXR-GL Holdings III, LLC, as a Lender

By:
Name:
Title:

Forbearance Agreement

Annex I

Excepted Representations

Section 4.6(a) Litigation

Other than the Pending Litigations, there are no actions, suits , or proceedings pending or, to the knowledge of Borrower, threatened in writing against any Loan Party that either individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect or which in any manner draws into question the validity or enforceability of any of the Transaction Documents. As used herein, “Pending Litigations” means (i) the litigation styled Next Step Advisors LLC et al. v True Harvest Holdings, Inc. et al, Case No CV2022-012671, currently pending in the Superior Court of Maricopa County, Arizona, and the related Case No. 2:22-cv-01680-SPLCV, pending in the U.S. District Court for the District of Arizona, and (ii) Shareholder Representative Services LLC v. The Greenrose Holding Co Inc., Case No. HHD-CV-22-6157786-S, currently pending in the Superior Court of Hartford County, Connecticut.

Section 4.8 Historical Financial Statements; No Material Adverse Effect

Other than in connection with the Specified Defaults and as otherwise disclosed to Agent, since December 31, 2020, no event, circumstance, or change has occurred that has or could reasonably be expected to result in a Material Adverse Effect.

Section 4.9(a) Solvency

No representation is hereby made by the Credit Parties with respect to the representation required in Section 4.9(a).

Section 4.22 Material Contracts

Other than in connection with the Specified Defaults, no Loan party is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Material Contracts, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.

Forbearance Agreement